Exhibit 10.39
FIRST AMENDMENT TO THE
RIVERWOOD INTERNATIONAL EMPLOYEES RETIREMENT PLAN
(As Amended and Restated Effective January 1, 2009 and Reflecting Amendments Adopted Through
December 31, 2009)
          WHEREAS, the Compensation and Benefits Committee of the Board of Directors of Graphic Packaging Holding Company has delegated to the Retirement Committee of Graphic Packaging International, Inc. (the “Retirement Committee”) the responsibility to make certain amendments in order to maintain the Riverwood International Employees Retirement Plan (the “Plan”); and
          WHEREAS, the Retirement Committee deems it desirable to amend the Plan, effective as of July 1, 2010, to eliminate the requirement that an election form be completed and notarized before the benefit commencement date and to permit a waiver of the 30-day notice period applicable to an election of an optional form of payment;
          NOW, THEREFORE, BE IT RESOLVED, that the Plan be, and it hereby is, amended, effective as of July 1, 2010, in the following respects:
1.	Section 5.03(c) is amended in its entirety to read as follows:
“(c)	Form and Timing of Elections. An election of an optional form shall be made on a form provided by the Retirement Committee. The timing of such election shall be subject to the following:
(i)	General Rule. Except as otherwise provided in this paragraph (c), a Member’s election of an optional form may be made at any time during the period beginning on the date the Member receives the notice described in paragraph (b) and ending on the Member’s Annuity Starting Date. Notwithstanding the foregoing, an election received after the Annuity Starting Date shall be deemed to have been made within the election period if:
(A)	the notice described in paragraph (b) is provided to the Member at least 30 days before the Annuity Starting Date;
(B)	distributions commence not later than 90 days after the date such notice is provided to the Member; and

(C)	the Member’s election is made before the date distributions commence.
A distribution shall not be deemed to violate the requirement of subparagraph (B) merely because, due solely to administrative delay, it commences more than 90 days after the date notice is provided to the Member.

A Member’s Annuity Starting Date may not occur sooner than 30 days after receipt of the notice, except as permitted under subparagraph (ii).

(ii)	Waiver of 30-Day Period. A Member may, after having received the notice described in paragraph (b), affirmatively elect to have his Pension commence sooner than 30 days following his receipt of the notice, provided all of the following requirements are met:
(A)	the Retirement Committee clearly informs the Member that he has a period of at least 30 days after receiving the notice to decide when to have his benefits begin, and, if applicable, to choose a particular optional form of payment;
(B)	after receiving the notice, the Member affirmatively elects a date for his Pension to begin and, if applicable, an optional form of payment;
(C)	the Member is permitted to revoke his election until the later of his Annuity Starting Date or at any time prior to the commencement of benefit payments;
(D)	payment does not commence less than seven days following the day after the notice is received by the Member, nor more than 90 days following the day the notice is received by the Member (except that the 90-day period may be extended due to administrative delay); and
(E)	the Member’s Annuity Starting Date is after the date the notice is provided, except as provided in subparagraph (iii).
(iii)	Retroactive Annuity Starting Date. If a Member is eligible (in accordance with the provisions of the last sentence of paragraph (b) above) to elect, and does elect, an Annuity Starting Date that precedes the date he received the notice (a “retroactive Annuity Starting Date”), such election shall be subject to the following requirements:
(A)	With respect to an election made by a Member who is involuntarily terminated by the Employer, the retroactive Annuity Starting Date is within the 120-day period following the Member’s termination of employment with the Employer and all Affiliated Employers.

(B)	The Member’s benefit, including any interest adjustment, must satisfy the provisions of Section 415 of the Code, both at the retroactive Annuity Starting Date and at the actual commencement date, except that if the form of payment is not subject to the provisions of Section 417(e)(3) of the Code and payments commence within 12 months of the Member’s retroactive Annuity Starting Date, the provisions of Section 415 of the Code need only be satisfied as of the retroactive Annuity Starting Date.

(C)	If payment is made in the form of an annuity that is not subject to the provisions of Section 417(e)(3) of the Code, a payment equal in amount to the sum of the monthly payments that the Member would have received during the period commencing on his retroactive Annuity Starting Date and ending with the month preceding his actual commencement date, plus interest at the rate of 120 percent of the mid-term Applicable Federal Rate for the first month of the applicable Plan Year, compounded annually, shall be paid to the Member on his actual commencement date.

(D)	Spousal Consent to the retroactive Annuity Starting Date is required for such election to be effective unless:
(I)	the amount of the survivor annuity payable to the Spouse determined as of the retroactive Annuity Starting Date under the form elected by the Member is no less than the amount the Spouse would have received under the Qualified Joint and Survivor Annuity if the date payments commence were substituted for the retroactive Annuity Starting Date; or

(II)	the Member’s Spouse on his retroactive Annuity Starting Date is not his Spouse on his actual commencement date and is not treated as his Spouse under a qualified domestic relations order.
(E)	If the Member elects payment in a form of payment that is subject to the provisions of Section 417(e)(3) of the Code:
(I)	the monthly amount shall not be less than the amount that would have been paid in the same form on the retroactive Annuity Starting Date if the benefit amount had been calculated using the IRS Interest Rate and the IRS Mortality Table in effect on the actual commencement date; and

(II)	interest shall be credited in the same manner as described under clause (C) above.
(F)	The provisions of subparagraphs (i) and (ii) above shall apply by substituting the actual commencement date for the Annuity Starting Date.

(G)	Payment does not commence less than seven days following the day after the notice is received by the Member, nor more than 90 days following the day the notice is received by the Member (except that the 90-day period may be extended due to administrative delay).”
2.	Section 5.03(d) is amended by changing the reference to “paragraph (c)(iii)” in the fourth and fifth sentences thereof to read “paragraph (c).”
          BE IT FURTHER RESOLVED, that the Retirement Committee has approved this First Amendment to the Riverwood International Employees Retirement Plan this _____ day of November, 2010.

GRAPHIC PACKAGING INTERNATIONAL, INC. RETIREMENT COMMITTEE MEMBERS
By:	/s/ Daniel J. Blount
Daniel J. Blount

By:	/s/ Brad Ankerholz
Brad Ankerholz

By:	/s/ Cindy Baerman
Cindy Baerman

By:	/s/ Clint Demetriou
Clint Demetriou

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